Exhibit 10.6

________________________________________________________________________

AIA Document A131/CMc and AGC Document 566

Standard Form of Agreement Between
Owner and Construction Manager

where the Construction Manager is also THE CONSTRUCTOR, and where the Basis of Payment is the Cost of the Work Plus a Fee and there is no Guarantee of Cost.

1994 EDITION

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH
AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

The 1987 Edition of AIA Document A201, General Conditions of the Contract for Construction, is referred to herein.
This Agreement requires modification if other general conditions are utilized.

________________________________________________________________________

AGREEMENT

made as of the 23rd day of March in the year of 2001
(In words, indicate day, month and year)

BETWEEN the Owner: (Name and address)	MapInfo Corporation 1 Global View Troy, NY 12180
and the Construction Manager (Name and address)	Baron Construction Corp. 24 Corporate Circle Albany, NY 12203
The Project is: (Name, address and brief description)	Building Addition - Phase II 1 Global View Troy, NY 12280
The Architect is: (Name and Address)	Woodward Connor Gillies & Seleman Architects 20 Corporate Woods Blvd. Albany, NY 12211

The Owner and Construction Manager agree as set forth below.

ARTICLE 1 GENERAL PROVISIONS

1.1 Relationship Of Parties

1.2 General Conditions

1.3 Contract Sum, Contract Time And Changes In The Work

ARTICLE 2 CONSTRUCTION MANAGER'S RESPONSIBILITIES

2.1 Preconstruction Phase

2.2 Control Estimate And Contract Time

2.3 Construction Phase

2.4 Professional Services

2.5 Unsafe Materials

ARTICLE 3 OWNER'S RESPONSIBILITIES

3.1 Information And Services

3.2 Owner's Designated Representative

3.3 Architect

3.4 Legal Requirements

ARTICLE 4 COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

4.1 Compensation

4.2 Payments

ARTICLE 5 COMPENSATION FOR CONSTRUCTION PHASE SERVICES

5.1 Compensation

5.2 Changes In The Work

ARTICLE 6 COST OF THE WORK FOR CONSTRUCTION PHASE

6.1 Costs To Be Reimbursed

6.2 Costs Not To Be Reimbursed

6.3 Discounts, Rebates And Refunds

6.4 Accounting Records

ARTICLE 7 CONSTRUCTION PHASE PAYMENTS

7.1 Progress Payments

7.2 Final Payment

ARTICLE 8 INSURANCE AND BONDS

8.1 Insurance Required Of The Construction Manager

8.2 Insurance Required Of The Owner

8.3 Performance Bond And Payment Bond

ARTICLE 9 MISCELLANEOUS PROVISIONS

9.2 Dispute Resolution For The Construction Phase

9.3 Other Provisions

ARTICLE 10 TERMINATION OR SUSPENSION

10.1 Termination Prior To The Owner's Approval Of The Control Estimate

10.2 Termination Subsequent To The Owner's Approval Of The Control Estimate

10.3 Notice Of Termination

10.4 Suspension

ARTICLE 11 OTHER CONDITIONS AND SERVICES

STANDARD FORM OF AGREEMENT BETWEEN OWNER AND CONSTRUCTION MANAGER WHERE THE CONSTRUCTION MANAGER IS ALSO THE CONSTRUCTOR

Article 1.  GENERAL PROVISIONS

1.1     RELATIONSHIP OF PARTIES

The Construction Manager accepts the relationship of trust and confidence established with the Owner by this Agreement, and covenants with the Owner to furnish the Construction Manager's reasonable skill and judgment and to cooperate with the Architect in furthering the interests of the Owner. The Construction Manager shall furnish construction administration and management services and use the Construction Manager's best efforts to perform the Project in an expeditious and economical manner consistent with the interests of the Owner. The Owner shall endeavor to promote harmony and cooperation among the Owner, Architect, Construction Manager and other persons or entities employed by the Owner for the Project.

1.2     GENERAL CONDITIONS

For the Construction Phase, the General Conditions of the Contract shall be the 1987 Edition of AIA Document A201. General Conditions of the Contract for Construction, which is incorporated herein by reference and which shall apply except as specifically noted in, this Agreement. For the Preconstruction Phase, including Preconstruction Phase activities which proceed concurrently with the Construction Phase, AIA Document A201 shall not apply except as specifically provided in this Agreement. If anything in AIA Document A201 is inconsistent with or is modified by this Agreement, this Agreement shall govern. Modifications of AIA Document A201 by this Agreement shall not apply to Subcontractors except as provided in Paragraph 2.5 of this Agreement. The term "Contractor" as used in AIA Document A201 shall mean Construction Manager.

1.3     CONTRACT SUM, CONTRACT TIME AND CHANGES IN THE WORK

The Contract Sum is the total Cost of the Work as described in Article 6, plus the Construction Manager's Fee as set forth in Article 5. The Contract Time is the duration from the date of commencement of the Construction Phase until the date of Substantial Completion. Changes in the Work shall be governed by Paragraph 5.2 of this Agreement and not by Article 7 of AIA Document A201. If, however, the Contract Time has been established in accordance with Clause 2.2.4.5 of this Agreement, adjustments to the Contract Time shall be made in accordance with Article 7 of AIA Document A201.

Article 2.  CONSTRUCTION MANAGER'S RESPONSIBILITIES

The Construction Manager shall perform the services described in this Article. The services to be provided under Paragraphs 2.1 and 2.2 constitute the Preconstruction Phase services. If the Owner and Construction Manager agree, after consultation with the Architect, the Construction Phase may commence before the Preconstruction Phase is completed, in which case both phases will proceed concurrently.

2.1    PRECONSTRUCTION PHASE

2.1.1  PRELIMINARY EVALUATION

The Construction Manager shall provide a preliminary evaluation of the Owner's program, Project budget and schedule requirements, each in terms of the other.

2.1.2  CONSULTATION

The Construction Manager with the Architect shall jointly schedule and attend regular meetings with the Owner and Architect. The Construction Manager shall consult with the Owner and Architect regarding site use and improvements, and the selection of materials, building systems and equipment. The Construction Manager shall provide recommendations on construction feasibility, actions designed to minimize adverse effects of labor or material shortages, time requirements for procurement, installation and construction completion; and factors related to construction cost including estimates of alternative designs or materials, preliminary budgets and possible economics.

2.1.3  PRELIMINARY PROJECT SCHEDULE

When Project requirements described in Subparagraph 3.1.1 have been sufficiently identified, the Construction Manager shall prepare, and periodically update, a preliminary Project schedule for the Architect's review and the Owner's approval. The Construction Manager shall obtain the Architect's approval of the portion of the preliminary Project schedule relating to the performance of the Architect's services. The Construction Manager shall coordinate and integrate the preliminary Project schedule with the services and activities of the Owner, Architect and Construction Manager. As design proceeds, the preliminary Project schedule shall be updated to indicate proposed activity sequences and durations, milestone dates for receipt and approval of pertinent information, submittal of the Control Estimate, preparation and processing of shop drawings and samples, delivery of materials or equipment requiring long-lead time procurement, Owner's occupancy requirements showing portions of the Project having occupancy priority, and estimated date of Substantial Completion. If preliminary Project schedule updates indicate that previously approved schedules may not be met, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

2.1.4  PHASED CONSTRUCTION

The Construction Manager shall make recommendations to the Owner and Architect regarding the phased issuance of Drawings and Specifications to facilitate phased construction of the Work, if such phased construction is appropriate for the Project, taking into consideration such factors as economics, time of performance, availability of labor and materials, and provisions for temporary facilities.

2.1.5  PRELIMINARY COST ESTIMATES

2.1.5.1  When the Owner has sufficiently identified the Project requirements and the Architect has prepared other basic design criteria, the Construction Manager shall prepare, for the review of the Architect and approval of the Owner, a preliminary cost estimate utilizing area, volume or similar conceptual estimating techniques.

2.1.5.2  When Schematic Design Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare for the review of the Architect and approval of the Owner, a more detailed estimate with supporting data. During the preparation of the Design Development Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager.

2.1.5.3  When Design Development Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare a detailed estimate with supporting data for review by the Architect and approval by the Owner. During the preparation of the Construction Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager.

2.1.5.4  If any estimate submitted to the Owner exceeds previously approved estimates or the Owner's budget, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

2.1.6  SUBCONTRACTORS AND SUPPLIERS

The Construction Manager shall seek to develop subcontractor interest in the Project and shall furnish to the Owner and Architect for their information a list of possible subcontractors, including suppliers who are to furnish materials or equipment fabricated to a special design, from whom proposals will be requested for each principal portion of the Work. The Architect will promptly reply in writing to the Construction Manager if the Architect or Owner of any objection to such subcontractor or supplier. The receipt of such list shall not require the Owner or Architect to investigate the qualifications of proposed subcontractors or suppliers, nor shall it waive the right of the Owner or Architect later to object to or reject any proposed subcontractor or supplier.

2.1.7  LONG-LEAD TIME ITEMS

The Construction Manager shall recommend to the Owner and Architect a schedule for procurement of long-lead time items which will constitute part of the Work as required to meet the Project schedule. If such long-lead time items are procured by the Owner, they shall be procured on terms and conditions acceptable to the Construction Manager. Upon the Owner's approval of the Control Estimate, all contracts for such items shall be assigned by the Owner to the Construction Manager, who shall accept responsibility for such items as if procured by the Construction Manager. The Construction Manager shall expedite the delivery of long-lead time items.

2.1.8  EXTENT OF RESPONSIBILITY

The Construction Manager agrees to exercise reasonable skill and judgment in the preparation of schedules and estimates, but does not warrant or guarantee any schedules or estimates or line items within such estimates, even though approved by the Owner, including the Control Estimate and the estimated date of Substantial Completion, except as otherwise provided under Clause 2.2.4.5. The recommendations and advice of the Construction Manager concerning design alternatives shall be subject to the review and approval of the Owner and the Owner's professional consultants. It is not the Construction Manager's responsibility to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, building codes, rules and regulations. However, if the Construction Manager recognizes that portions of the Drawings and Specifications are at variance, the Construction Manager shall promptly notify the Architect and Owner in writing.

2.1.9  EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION

The Construction Manager shall comply with applicable laws regulations and special requirements of the Contract Documents regarding equal employment opportunity and affirmative action programs.

2.2     CONTROL ESTIMATE AND CONTRACT TIME

2.2.1  In accordance with the preliminary Project schedule established in Subparagraph 2.1.3, the Construction Manager shall prepare and submit to the Owner in writing a Control Estimate using current information to update the most recently prepared Preliminary Estimate. The Control Estimate shall be the sum of the then-estimated Cost of the Work and the Construction Manager's Fee, and is the estimate against which actual costs will be measured.

2.2.2.  The Construction Manager shall develop and implement a detailed system of cost control that will provide the Owner with timely information as to the anticipated total Cost of the Work. The cost control system shall compare the Control Estimate with the actual cost for activities in progress and estimates for uncompleted tasks and proposed changes. This information shall be reported to the Owner in writing at mutually agreeable intervals.

2.2.3  As the Drawings and Specifications may not be finished at the time the Control Estimate is prepared, the Construction Manager shall provide in the Control Estimate for further development of the Drawings and Specifications by the Architect that is consistent with the Control Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment.

2.2.4  The Control Estimate shall include:

.1     A list of the Drawings and Specifications, including all addenda thereto and the Conditions of the Contract.

.2     A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Control Estimate to supplement the information contained in the Drawings and Specifications.

.3     A statement of the estimated Cost of the Work organized by trade categories or systems, and the Construction Manager's fee.

.4     A statement of thc actual or estimated date of commencement of the Construction Phase and the estimated date of Substantial Completion, with a schedule of the construction documents issuance dates upon which the estimated date of Substantial Completion is based.

.5     A statement as to whether or not the duration from the stated date of commencement of the Construction Phase to the estimated date of Substantial Completion shall become the Contract Time and be subject to the provisions of Article 8 of AIA Document A201.

2.2.5  The Construction Manager shall meet with the Owner and Architect to review the Control Estimate. In the event that the Owner or architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Control Estimate. When the Control Estimate is acceptable to the Owner, the Owner shall approve it in writing.

2.2.6  Upon the Owner's approval of the Control Estimate, the Contract Documents shall consist of (1) this Agreement, (2) AIA Document A201 and other documents referred to in this Agreement, (3) the documents enumerated in Clause 2.2.4 with the adjustments described in Clause 2.2.5, and (4) Modifications issued subsequent to the Owner's approval of the Control Estimate. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

2.2.7  The Owner shall authorize and cause the Architect to revise the Drawings and Specifications to the extent necessary to reflect the agreed upon assumptions and clarifications on which the Control Estimate is based. Such revised Drawings and Specifications shall be furnished to the Construction Manager in accordance with schedules agreed to by the Owner, Architect and Construction Manager. The Construction Manager shall promptly notify the Architect and Owner if such revised Drawings and Specifications are inconsistent with the agreed upon assumptions and clarifications.

2.3     CONSTRUCTION PHASE

2.3.1  GENERAL

2.3.1.1.  The Construction Phase shall commence on the earlier of:

.1     the Owner's approval of tile Control Estimate and issuance of a Notice to Proceed; or

.2     the Owner's first authorization to the Construction Manager to award a subcontract, or to undertake a portion of the Work with the Construction Manager's own force, or to issue a purchase order for materials or equipment required for the Work.

2.3.1.2  For purposes of Subparagraph 8.1.2 of AIA Document A201, the date of commencement of the Work shall mean the date of commencement of the Construction Phase.

2.3.1.3  Prior to the Owner's approval of the Construction Manager's Control Estimate and issuance of a Notice to Proceed, the Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work, except as the Owner may specifically authorize in writing.

2.3.2  ADMINISTRATION

2.3.2.1  Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager's own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated to a special design for the Work from the list previously reviewed and, after analyzing such bids, shall deliver such bids to the Owner and Architect. The Owner will then determine, with the advice of the Construction Manager, and subject to the reasonable objection of the Architect, which bids will be accepted. The Owner may designate specific persons or entities from whom the Construction Manager shall obtain bids. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

2.3.2.2.  Subcontracts and agreements with suppliers furnishing materials or equipment fabricated to a special design shall conform to the payment provisions of Subparagraphs 7.1.8 and 7.1.9 and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

2.3.2.3.  The Construction Manager shall schedule and conduct meetings at which the Owner, Architect, Construction Manager and appropriate Subcontractors can discuss the status of the Work. The Construction Manager shall prepare and promptly distribute meeting minutes.

2.3.2.4  Promptly after the owner's approval of the Control Estimate, the Construction Manager shall prepare a schedule in accordance with Paragraph 3.10 of AIA Document A201 including the Owner's occupancy requirements.

2.3.2.5  The Construction Manager shall provide monthly written reports to the Owner and Architect on the progress of the entire Work. The Construction Manager shall maintain a daily log containing a record of weather, Subcontractors working on the site, number of workers, Work accomplished, problems encountered and other similar relevant data as the Owner may reasonably require. The log shall be available to the Owner and Architect.

2.4     PROFESSIONAL SERVICES

The Construction Manager shall not be required to provide professional services which constitute the practice of architecture or engineering, unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Construction Manager has specifically agreed in writing to provide such services. In such event, the Construction Manager shall cause such services to be performed by appropriately licensed professionals.

2.4     UNSAFE MATERIALS

In addition, to the provisions of Paragraph 10. in AIA Document A201, if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance encountered but not created on the site by the Construction Manager, the Construction Manager shall, upon recognizing thee condition, immediately stop work in the affected area and report the condition to the Owner and Architect in writing. The Owner, Construction Manager and Architect shall then proceed in the same manner described in Subparagraph 10.1.2 of AIA Document A201. The Owner shall be responsible for obtaining the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Construction Manager and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Construction Manager and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Construction Manager and Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner if either the Construction Manager or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Construction Manager and the Architect have no reasonable objection.

Article 3. OWNER'S RESPONSIBILITIES

3.1     INFORMATION AND SERVICES

3.1.1.  The Owner shall provide full information in a timely manner regarding the requirements of the Project, including a program which sets forth the Owner's objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

3.1.2.  The Owner, upon written request from the Construction Manager, shall furnish evidence of Project financing prior to the start of the Construction Phase and front time to time thereafter as the Construction Manager may request. Furnishing of such evidence shall be a condition precedent to commencement or continuation of the Work.

3.1.3.  The Owner shall establish and update an overall budget for the Project, based on consultation with the Construction Manager and Architect, which shall include contingencies for changes in the Work and other costs which are the responsibility of the Owner.

3.1.4.  STRUCTURAL AND ENVIRONMENTAL TESTS, SURVEYS AND REPORTS

In the Preconstruction Phase, the Owner shall furnish the following with reasonable promptness and at the Owner's expense:

3.1.4.1.  Reports, surveys, drawings and tests concerning the conditions of the site which are required by law.

3.1.4.2  Surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage, rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees, and information concerning utility services and lines, both public and private, above and below grade, including inverts and depths. All information on the survey shall be referenced to a project benchmark.

3.1.4.3.  The services of a geotechnical engineer when such services are requested by the Construction Manager. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

3.1.4.4.  Structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports which are required by law.

3.1.4.5.  The services of other consultants when such services are reasonably required by the scope of the Project and are requested by the Construction Manager.

The Construction Manager shall be entitled to rely upon the accuracy of any such information, reports, surveys, drawings and tests described in Clauses 3.1.4.1 through 3.1.4.5, except to the extent that the Construction Manager knows of any inaccuracy.

3.2     OWNER'S DESIGNATED REPRESENTATIVE

The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner's approval or authorization. This representative shall have the authority to make decisions on behalf of thee Owner concerning estimates and schedules, construction budgets, and changes in the Work, and shall render such decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager.

3.3.     ARCHITECT

The Owner shall retain an Architect to provide Basic Services, including normal structural, mechanical and electrical engineering services, other than cost estimating services, described in the edition of AIA Document B141 current as of the date of this Agreement. The Owner shall authorize and cause the Architect to provide those Additional Services described in AIA Document B141 requested by the Construction Manager which must necessarily be provided by the Architect for the Preconstruction and Construction Phases of the Work. Such services shall be provided in accordance with time schedules agreed to by the Owner, Architect and Construction Manager. Upon request of the Construction Manager, the Owner shall furnish to the Construction Manager a copy of the Owner's Agreement with the Architect from which compensation provisions my be deleted.

3.4.     LEGAL REQUIREMENTS

The Owner shall determine and advise the Architect and Construction Manager of any special legal requirements relating specifically to the Project which differ from those generally applicable to construction in the jurisdiction of the Project. The Owner shall furnish such legal services as are necessary to provide the information and services required under Paragraph 3.1.

Article 4.  COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

The Owner shall compensate and make payments to the Construction Manager for Preconstruction Phase services as follows:

4.1     COMPENSATION

4.1.1.  For the services described in Paragraphs 2.1 and 2.2, the Construction Manager's compensation shall be calculated as follows:

(State basis of compensation, whether a stipulated sum, multiple of Direct Personnel Expense, actual cost, etc. Include a statement of reimbursable cost items as applicable.)

Compensation for preconstruction services is included in the compensation for the construction phase services, as noted in Article 5.1. The Construction Manager's fee is not applied to the architect's fees.

4.1.2.  Compensation for Preconstruction Phase Services shall be equitably adjusted if such services extend beyond ______________ from the date of this Agreement or if the originally contemplated scope of services is significantly modified.

4.1.3.  If compensation is based on a multiple of Direct Personnel Expense, Direct Personnel Expense is defined as the direct salaries of the Construction Manager's personnel engaged in the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits.

4.2     PAYMENTS

4.2.1   Payments shall be made monthly following presentation of the Construction Manager's invoice and, where applicable, shall be in proportion to services performed.

4.2.2   Payments are due and payable ______ ( ___ ) days from the date the Construction Manager's invoice is received by the Owner. Amounts unpaid after the date on which payment is due shall bear interest at the rate entered below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon )

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Contractor's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

Article 5.  COMPENSATION FOR CONSTRUCTION PHASE SERVICES

The Owner shall compensate the Construction Manager for Construction Phase services as follows:

5.1     COMPENSATION

5.1.1.   For the Construction Manager's performance of the Work as described in Paragraph 2.3, the Owner shall pay the Construction Manager in current funds the Contract Sum consisting of the Cost of the Work as defined in Article 6 and the Construction Manager's Fee determined as follows:

(State a lump sum, percentage of actual Cost of the Work or other provision for determining the Construction Manager's Fee, and explain how the Construction Manager's Fee is to be adjusted for changes in the Work or other reasons.)

Compensation shall be 4.75% of the cost of the work. This compensation includes preconstruction phase services. The Construction Manager will also receive 10% of the amount saved from the project budget of $13,178,180 for satisfactory completion of the contracted work. Compensation for changes in scope of work will be 4.75% of the cost of the work. Subject to maximum compensation of $725,000. DJG

5.2     CHANGES IN THE WORK

5.2.1   The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Architect may make minor changes in the Work as provided in Paragraph 7.4 of AIA Document A201.

5.2.2   Increased costs for the items set forth in Article 6 which result from changes in the Work shall become part of the Cost of the Work, and the Construction Manager's Fee shall be adjusted if provided in Paragraph 5.1.

5.2.3   If the Construction Manager receives any drawings, specifications, interpretations or instructions from the Owner or Architect which are inconsistent with the Contract Documents, or encounters unanticipated conditions, any of which will result in a significant change in the cost, scope or estimated date of Substantial Completion in comparison with the Control Estimate, the Construction Manager shall promptly notify the Owner and Architect in writing and shall not proceed with the affected Work until further written instructions are received from the Owner and Architect.

5.2.4   If no specific provision is made in Subparagraph 5.1.1 for adjustment of the Construction Manager's Fee in the case of changes in the Work, or if the extent of such changes is such that, in the aggregate, application of the adjustment provisions of Subparagraph 5.1.1 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager's Fee shall be equitably adjusted on the basis of the Fee established for the original Work.

Article 6.  COST OF THE WORK FOR CONSTRUCTION PHASE

6.1     COSTS TO BE REIMBURSED

6.1.1   The term "Cost of the Work" shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 6.

6.1.2   LABOR COSTS

*.1   Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

.2   Wages or salaries of the Construction Manager's supervisory and administrative personnel when stationed at the site with the Owner's agreement.

(If it is intended that the wages or salaries of certain personnel stationed at the Construction Manager's principal office or offices other than the site office shall be included in the Cost of the Work, such personnel shall be identified below.)

*Attached hereto are Construction Manager's hourly rates

.3     Wages and salaries of the Construction Manager's supervisory or administrative personnel engaged, at factories, workshop or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work

.4     Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided that such costs are based on wages and salaries included in the Cost of the Work under Clauses 6.1.2.1 through 6.1.2 3.

6.1.3   SUBCONTRACT COSTS

Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts.

6.1.4   COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

.1     Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

.2     Costs of materials described in the preceding Clause 6.1.4.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to he Owner at the completion of the Work or, at the Owner's option, shall be sold by the Construction Manager; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

6.1.5   COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

.1     Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Construction Manager. Cost for items previously used by the Construction Manager shall mean fair market value.

.2     Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site, whether rented from the Construction Manager or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

.3     Costs of removal of debris from the site.

.4     Reproduction costs, costs of telegrams, facsimile transmissions and long-distance telephone calls, postage and express delivery charges, telephone at the site and reasonable petty cash expenses of the site office.

.5     That portion of the reasonable travel and subsistence expenses of the Construction Manager's personnel incurred while traveling in discharge of duties connected with the Work.

6.1.6   MISCELLANEOUS COSTS

.1     That portion directly attributable to this Contract of premiums for insurance and bonds

(If charges for self insurance are to be included, specify the basis of reimbursement.)

.2     Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Construction Manager is liable.

.3     Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

.4     Fees of testing laboratories for tests required by the Contract Documents, except those related to nonconforming Work other than that for which payment is permitted by Clause 6.1.8.2.

.5     Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents, the cost of defending suits or claims for infringement of patent or other intellectual property rights arising from such requirement by the Contract Documents, payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner's consent; provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Construction Manager's Fee and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.1.2.1 of AIA Document A201 or other provisions of the Contract Documents.

.6     Data processing costs related to the Work.

.7     Deposits lost for causes other than the Construction Manager's negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement.

.8     With the Owner's prior written permission, legal, mediation and arbitration costs, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager in the performance of the Work.

.9     Expenses incurred in accordance with the Construction Manager's standard personnel policy for relocation and temporary living allowances of personnel required for the Work, in case it is necessary to relocate such personnel from distant locations.

6.1.7   OTHER COSTS

.1     Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

6.1.8   EMERGENCIES AND REPAIRS TO DAMAGED OR NONCONFORMING WORK

The Cost of the Work shall also include costs described in Subparagraph 6.1.1 which are incurred by the Construction Manager.

.1     In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.3 of AIA Document A201.

.2     In repairing or correcting damaged or nonconforming Work executed by the Construction Manager or the Construction Manager's Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by the negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement of the Construction Manager or the Construction Manager's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Construction Manager, or the failure of the Construction Manager's personnel to supervise adequately the Work of the Subcontractors or suppliers, and only to the extent that the cost of repair or correction is not recoverable by the Construction Manager from insurance, Subcontractors or suppliers.

6.1.9   The costs described in Subparagraphs 6.1.1 through 6.1.8 shall be included in the Cost of the Work, notwithstanding any provision of AIA Document A201 or other Conditions of the Contract which may require the Construction Manager to pay such cost, unless such costs are excluded by the provisions of Paragraph 6.2.

6.2     COSTS NOT TO BE REIMBURSED

6.2.1   The Cost of the Work shall not include:

.1     Salaries and other compensation of the Construction Manager's personnel stationed at the Construction Manager's principal office or offices other than the site office, except as specifically provided in Clauses 6.1.2.1 through 6.1.2.3.

.2     Expenses of the Construction Manager's principal office and offices other than the site office except as specifically provided in Paragraph 6.1.

.3     Overhead and general expenses, except as may be expressly included in Paragraph 6.1.

.4     The Construction Manager's capital expenses, including interest on the Construction Manager's capital employed for the Work.

.5     Rental costs of machinery and equipment, except as specifically provided in Subparagraph 6.1.5.2.

.6     Except as provided in Clause 6.1.8.2, costs due to the negligence of the Construction Manager or to the failure of the Construction Manager to fulfill a specific responsibility to the Owner set forth in this Agreement.

.7     [deleted]

.8     Except as provided in Clause 6.1.7 1 any cost not specifically and expressly described in Paragraph 6.1.

*Architectural Design fees

6.3     DISCOUNTS, REBATES AND REFUNDS

6.3.1   Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.

*Construction Manager will make all reasonable efforts to obtain cash discounts for the Owner.

6.4.1   Amounts which accrue to the Owner in accordance with the provisions of Subparagraph 6.3.1 shall be credited to the Owner as a deduction from the Cost of the Work.

6.4     ACCOUNTING RECORDS

6.4.1   The Construction Manager shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to the Construction Manager's records, books, correspondence, instructions, drawing receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Project, and the Construction Manager shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

Article 7.  CONSTRUCTION PHASE PAYMENTS

7.1     PROGRESS PAYMENTS

7.1.1   Based upon Applications for Payment submitted to the Architect by the Construction Manager and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Construction Manage provided below and elsewhere in the Contract Documents.

7.1.2   The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

7.1.3   Provided an Application for Payment is received by the Architect not later than the 1st day of a month, the Owner shall make payment to the Construction Manager not later than the last day of the same month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than Thirty (30) days after the Architect receives the Application for Payment.

7.1.4   With each Application for Payment, the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed (1) progress payments already received by the Construction Manager; less (2) that portion of those payments attributable to the Construction Manager's Fee; plus (3) payrolls for the period covered by the present Application for Payment.

7.1.5   Applications for Payment shall show the Cost of the Work actually incurred by the Construction Manager through the end of the period covered by the Application for Payment and for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment.

7.1.6   Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1     Take the Cost of the Work as described in Subparagraph 7.1.5.

.2     Add the Construction Manager's Fee, less retainage of Five percent (5%). The Construction Manager's Fee shall be computed upon the Cost of the Work described in the preceding Clause 7.1.6.1 at the rate stated in Paragraph 5.1 or, if the Construction Manager's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the preceding Clause bears to a reasonable estimate of the probable Cost of the Work upon its completion.

.3     Subtract the aggregate of previous payments made by the Owner.

.4     Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Subparagraph 7.1.4 or to substantiate prior Applications for Payment or resulting from errors subsequently discovered by the Owner's accountants in such documentation.

.5     Subtract amounts, if any, for which the Architect has withheld or withdrawn a Certificate for Payment as provided in the Contract Documents.

7.1.7   Additional retainage, if any, shall be as follows

7.1.8   Except with the Owner's prior approval, payments to Subcontractors included in the Construction Manager's Applications for Payment shall not exceed an amount for each Subcontractor calculated as follows:

.1     Take that portion of the Subcontract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Subcontractor's Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor's schedule of values, less retainage of Five percent (5%). Pending final determination of amounts to be paid to the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of AIA Document A201 even though the Subcontract Sum has not yet been adjusted by Change Order.

.2     Add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing, less retainage of Five percent (5%).

.3     Subtract the aggregate of previous payments made by the Construction Manager to the Subcontractor.

.4     Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment by the Owner to the Construction Manager for reasons which are the fault of the Subcontractor.

The Subcontract Sum is the total amount stipulated in the subcontract to be paid by the Construction Manager to the Subcontractor for the Subcontractor's performance of the subcontract.

7.1.9  Except with the Owner's prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

7.1.10  In taking action on the Construction Manager's Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 7.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections, or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examination, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

7.2     FINAL PAYMENT

7.2.1   Final payment shall be made by the Owner to the Construction Manager when (1) the Contract has been fully performed by the Construction Manager, except for the Construction Manager's responsibility to correct nonconforming Work, as provided in Subparagraph 12.2.2 of AIA Document A201, and to satisfy other requirements, if any, which necessarily survive final payment; (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Construction Manager and reviewed by the Owner's accountants; and (3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architect's final Certificate for Payment, or as follows:

7.2.2   The amount of the final payment shall be calculated as follows:

.1     Take the sum of the Cost of the Work substantiated by the Construction Manager's final accounting and the Construction Manager's Fee.

.2     Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Subparagraph 9.5.1 of AIA Document A201 or other provisions of the Contract Documents.

.3     Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Construction Manager, the Construction Manager shall reimburse the difference to the Owner.

7.2.3   The Owner's accountants will review and report in writing on the Construction Manager's final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Construction Manager's final accounting, and provided the other conditions of Subparagraph 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manger, or notify the Construction Manager and Owner in writing of the Architect's reasons for withholding a certificate as provided in Subparagraph 9.5.1 of AIA Document A201. The time periods stated in this Paragraph 7.2 supersede those stated in Subparagraph 9.4.1 of AIA Document A201.

7.2.4   If the Owner's accountants report the Cost of the Work as substantiated by the Construction Manager's final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to proceed in accordance with Article 9 without a further decision of the Architect. Unless agreed to otherwise, a demand for mediation or arbitration of the disputed amount shall be made by the Construction Manager within 60 days after the Construction Manager's receipt of a copy of the Architect's final Certificate for Payment. Failure to make such demand within this 60-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect's final Certificate for Payment.

7.2.5   If subsequent to final payment and at the Owner's request, the Construction Manager incurs costs described in Paragraph 6.1 and not excluded by Paragraph 6.2(1) to correct nonconforming Work, or (2) arising from the resolution of disputes, the Owner shall reimburse the Construction Manager such costs and the Construction Manager's Fee, if any, related thereto on the same basis as if such costs had been incurred prior to final payment.

Article 8.  INSURANCE AND BONDS

8.1     INSURANCE REQUIRED OF THE CONSTRUCTION MANAGER

During both phases of the Project, the Construction Manager shall purchase and maintain insurance as set forth in Paragraph 11.1 of AIA Document A201. Such insurance shall be written for not less than the following limits, or greater if required by law.

8.1.1   Workers' Compensation and Employers' Liability meeting statutory limits mandated by State and Federal laws. If (1) limits in excess of those required by statute are to be provided, or (2) the employer is not statutorily bound to obtain such insurance coverage, or (3) additional coverages are required, additional coverages and limits for such insurance shall be as follows.

8.1.2   Commercial General Liability, including coverage for Premises-Operations, Independent Contractors' Protective, Products, Completed Operations, Contractual Liability, Personal Injury, and Broad Form Property Damage (including coverage for Explosing, Collapse and Underground hazards)

     $1,000,000     Each Occurrence

     $2,000,000     General Aggregate

     $1,000,000     Personal and Advertising injury

     $2,000,000     Products Completed
                             Operations Aggregate

.1     The policy shall be endorsed to have the General Aggregate apply to this Project only.

.2     Products and Completed Operations insurance shall be maintained for a minimum period of at least (One) year(s) after either 90 days following Substantial Completion or final payment, whichever is earlier.

.3     The Contractual Liability insurance shall include coverage sufficient to meet the obligations in AIA Document A201 under Paragraph 3.18.

8.1.3   Automobile Liability (owned, non-owned and hired vehicles) for bodily injury and property damage
$1,000,000     Each Accident

8.1.4   Other coverage

(If Umbrella Excess Liability coverage is required over the primary insurance or retention, insert the coverage limits Commercial General Liability and Automobile Liability limits margin attained by individual policies or by a combination of primary policies and Umbrella and/or Excess Liability policies)

Excess Liability $10,000,000

8.2     INSURANCE REQUIRED OF THE OWNER

During, both phases of the Project, the Owner shall purchase and maintain liability and property insurance, including waivers of subrogation, as set forth in Paragraphs 11.2 and 11.3 of AIA Document A201. Such insurance shall be written for not less than the following limits, or greater if required by law.

8.2.1   Property Insurance           $          Deductible Per Occurrence
                         $          Aggregate Deductible

8.2.2   Boiler and Machinery insurance with a limit of     $

(If not a blanket policy, list the objects to be insured)

8.3     PERFORMANCE BOND AND PAYMENT BOND

8.3.1   The Construction Manager shall not (Insert "shall" or "shall not") furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder. Bonds may be obtained through the Construction Manager's usual source and the cost thereof shall be included in the Cost of the Work. The amount of each bond shall be equal to ______ percent (____% ) of the Contract Sum.

8.3.2   The Construction Manager shall deliver the required bonds to the Owner at least three days before the commencement of the Project.

Article 9.  MISCELLANEOUS PROVISIONS

9.1     DISPUTE RESOLUTION FOR THE PRECONSTRUCTION PHASE

9.1.1   Claims, disputes or other matters in question between the parties to this Agreement which arise prior to the commencement of the Construction Phase or which relate solely to the Preconstruction Phase services of the Construction Manager or to the Owner's obligations to the Construction Manager during the Preconstruction Phase, shall be resolved by mediation or by arbitration. Prior to arbitration, the parties shall endeavor to reach settlement by mediation.

9.1.2   Any mediation conducted pursuant to this Paragraph 9.1, shall be held in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Demand for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. Any demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations

9.1.3   Any claim, dispute or other matter in question not resolved by mediation shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise.

9.1.4   Demand for arbitration shall be filed in writing with the other parry to this Agreement and with the American Arbitration Association. A demand for arbitration may be made concurrent with a demand for mediation and shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

9.1.5   No arbitration arising out of or relating to this Agreement shall include, by consolidation or joinder or in any other manner, the Architect, the Architect's employees or consultants, except by written consent containing specific reference to this Agreement and signed by the Architect. Owner, Construction Manager and any other person or entity sought to be joined. No arbitration shall include, by consolidation or joinder or in any other manner, panics other than the Owner, Construction Manager, a separate contractor as described in Article 6 of AIA Document A201 and other persons substantially involved in a common question of fact of law whose presence is required if complete relief is to be accorded in arbitration. No person or entity other than the Owner or Construction Manager or a separate contractor as described in Article 6 of AIA Document A201 shall be included as an original third party or additional third party to an arbitration whose interest of responsibility is insubstantial. Consent to arbitration involving an additional person or entity shall not constitute agreement to arbitration of a dispute not described in such consent or with a person or entity not named or described therein. The foregoing Agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

9.1.6   The award rendered by the arbitrator or arbitrators shall be final, and judgment may be centered upon it in accordance with applicable law in any court having jurisdiction thereof.

9.2     DISPUTE RESOLUTION FOR THE CONSTRUCTION PHASE

9.2.1   Any other claim, dispute or other matter in question arising out of or related to this Agreement, or breach thereof shall be settled in accordance with Article 4 of AIA Document A201, except that in addition to and prior to arbitration, the parties shall endeavor to reach settlement by mediation in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Any mediation arising under this Paragraph shall be conducted in accordance with, the provisions of Subparagraphs 9.1.2 and 9.1.3.

9.3     OTHER PROVISIONS

9.3.1   Unless otherwise noted, the terms used in this Agreement shall have the same meaning as those in the 1987 edition of AIA Document A201, General Conditions of the Contract for Construction.

9.3.2   EXTENT OF CONTRACT

This Contract, which includes this Agreement and the other documents incorporated herein by reference, represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager. If anything in any document incorporated into this Agreement is inconsistent with this Agreement, this Agreement shall govern.

9.3.3   OWNERSHIP AND USE OF DOCUMENTS

The Drawings, Specifications and other documents prepared by the Architect, and copies thereof furnished to the Construction Manager, are for use solely with respect to this Project. They are not to be used by the Construction Manager, Subcontractors. Sub-subcontractors or suppliers on other projects, or in addition to this Project outside the scope of the Work without the specific written consent of the Owner and Architect. The Construction Manager, Subcontractors, Sub-subcontractors and suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the execution of their Work under the Contract Documents

9.3.4   GOVERNING LAW

The Contract shall be governed by the law of the place where the Project is located.

9.3.5   ASSIGNMENT

The Owner and Construction Manager respectively bind them selves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

Article 10.  TERMINATION OR SUSPENSION

10.1     TERMINATION PRIOR TO THE OWNER'S APPROVAL OF THE CONTROL ESTIMATE

10.1.1   Prior to the Owner's approval of the Control Estimate, the Owner may terminate this Contract at any time without cause, and the Construction Manager may terminate this Contract for any of the reasons described in Subparagraph 14.1.1 of AIA Document A201. The provisions of Article 14 of AIA Document A201 do not otherwise apply to this Paragraph 10.1.

10.1.2   If the Owner or Construction Manager terminates this Contract pursuant to this Paragraph 10.1 prior to commencement of the Construction Phase, the Construction Manager shall be equitably compensated for Preconstruction Phase Services performed prior to receipt of notice of termination, provided, however, that the compensation for such services shall not exceed the compensation set forth in Subparagraph 4.1.1.

10.1.3   If the Owner or Construction Manager terminates this Contract pursuant to this Paragraph 10.1 after commencement of the Construction Phase, and prior to the Owner's approval of the Control Estimate, the Construction Manager shall, in addition to the compensation provided in Subparagraph 10.1.2. be paid in an amount calculated as follows:

.1     Take the Cost of the Work incurred by the Construction Manager.

.2     Add the Construction Manager's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph 5.1 or, if the Construction Manager's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

.3     Subtract the aggregate of previous payments made by the Owner on account of the Construction Phase.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Clause 10.1.3.1. To the extent that the Owner elects to take legal assignment subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction manager under such subcontracts and purchase orders.

Subcontracts, purchase orders and rental agreements entered into by the Construction Manager with the Owner's written approval prior to the Owner's approval of the Control Estimate shall contain provisions permitting assignment to the Owner as described above. If the Owner accepts such assignment, the Owner shall reimburse or indemnify the Construction Manager with respect to all costs arising under the subcontract, purchase order or rental agreement, except those which would not have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner elects not to accept the assignment of any subcontract, purchase order or rental agreement which would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager shall terminate such subcontract, purchase order or rental agreement and the Owner shall pay the Construction Manager the costs necessarily incurred by the Construction Manager by reason of such termination.

10.2     TERMINATION SUBSEQUENT TO THE OWNER'S APPROVAL OF THE CONTROL ESTIMATE

10.2.1   Subsequent to the Owner's approval of the Control Estimate, the Contract may be terminated as provided in Subparagraphs 14.1.1 and 14.2.1 of AIA Document A201. The provisions of Article 14 of AIA Document A201 do not otherwise apply to this Paragraph 10.2.

10.2.2   In the event of such termination by the Owner, the amount payable to the Construction Manager shall not execute the amount the Construction Manager would have been entitled to receive pursuant to Subparagraphs 10.1.2 and 10,1.3 ( this Agreement, less any compensation that may be awarded to the Owner pursuant to Paragraph 9.2.

10.2.3   In the event of such termination by the Construction Manager, the amount payable to the Construction Manager shall be in accordance with Subparagraphs 10.1.2 and 10.1.3 this Agreement, except that the Construction Manager's Fee shall be calculated as if the Work had been fully completed the Construction Manager, including a reasonable estimate the Cost of the Work for Work not actually completed.

10.2.4   In addition to the Owner's right to terminate this Agreement for cause as provided in Subparagraph 14.2 of AIA document A201, the Owner may terminate this Agreement without cause; in such case, the Construction Manager shall be paid as provided in Subparagraph 10.2.3.

10.3     NOTICE OF TERMINATION

10.3.1   The party seeking termination shall give the other party seven days' written notice.

10.4     SUSPENSION

The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201; in such case, the associated increase in costs shall become part of the Cost of Work, and the Construction Manager's Fee shall be adjusted in accordance with Paragraph 5.1.

Article 11.  OTHER CONDITIONS AND SERVICES

1.     Marc Marchessault will be the Construction Manager's Project Manager. He will not be changed or substituted without approval from the Owner, no to be unreasonable withheld.

2.     Owner will have right of approval of all Subcontractors as stated in Article 5.2 of the general conditions.

3.     AIA forms G702 and G703, or reasonable facsimile, will be used for billing.

4.     All billings will be reviewed for approval by the owner's independent construction monitoring firm.

This Agreement entered into as of the day and year first above written above

OWNER:	CONSTRUCTION MANAGER:
MapInfo Corporation	Baron Construction Corp.
By: /s/ D. Joseph Gersuk	By: Marc M. Marchessault
Date: 3/26/01	Date: 3/23/01
ATTEST: [signature illegible]	ATTEST: [signature illegible]

PROJECT:     MAPINFO- PHASE II AT RPI TECH PARK

                 1 GLOBAL VIEW

                NORTH GREENBUSH, NY 12180

                BARON PROJECT # 334

ATTACHMENT B

DRAWING LOG
MASTER

March 23, 2001

Drawing No.	Title	Date
XD	Demolition Site Plan	10/20/00
X1	Site Plan	10/20/00
X2	Site Layout Plan	10/20/00
X3	Site Utility Plan	11/06/00
X3.1	Detail Sheet	11/06/00
X7	Site Details	10/20/00
A0	Legend Sheet	11/17/00
Al	Floor Plan - Level One	11/15/00
A2	Floor Plan - Level Two	11/15/00
A3	Floor Plan -Level Three	11/15/00
A4	Floor Plan - Level Four	11/15/00
A5	Roof Plan	11/17/00
A7	Building Elevations A & B	11/15/00
A8	Building Elevations C & D	11/15/00
A9	Building Elevations E & F	11/15/00
A10	Building Elevations G & H	11/15/00
A11	Partial Building Elevations A & B	11/15/00
A12	Partial Building Elevations C & D	11/15/00
A18	Wall Sections A & B	11/15/00
A19	Wall Sections C & D	11/15/00
A20	Wall Section E	11/15/00
A21	Stair Section F	11/15/00
A22	Stair Section G	11/15/00
A23	Wall Section H	11/15/00
A24	Wall Sections J & K	11/15/00
A25	Wall Sections L & M	11/15/00
A26	Wall Sections N, P & Q	11/15/00
A27	Wall Sections R & S	11/15/00
A28	Stair Section T	11/15/00
A30	Wall Sections V & W	11/15/00
A31	Wall Section X & Y	11/17/00
F1	Foundation Plan Level	01/09/01
F2	Foundation Details	01/09/01
F3	Foundation Details	01/09/01
F4	Pier Details	01/09/01
F5	Foundation Details	01/09/01
Sl	Notes	01/09/01
S2	Plans	01/09/01
S3	Roof Framing Plan	01/09/01
S4	Framing Plans	01/09/01
S5	Details	01/09/01
S6	Framing Details	01/09/01
S7	Framing Details	01/09/01
S8	Sections	01/09/01
PO.1	Plumbing Plan	10/17/00
FO.1	Fire Protection Site Plan	11/20/00
F1.1	Fire Protection Plan	11/20/00
F3.1	Riser Diagram	11/20/00
M1.1N	Mechanical Plan	10/03/00
M1.1S	Mechanical Plan	10/04/00
M1.2N	Mechanical Plan	10/03/00
M1.2S	Mechanical Plan	10/03/00
M1.3N	Mechanical Plan	10/23/00
Ml.3S	Mechanical Plan	10/23/00
M4A	Mechanical Plan	10/27/00
M4B	Mechanical Plan	10/27/00
M1.5N	Mechanical Plan	10/03/00
M1.5S	Mechanical Plan	10/03/00
M2.2	Sections & Details	10/02/00
M3.1	Riser Diagrams	09/28/00
M3.3	System Schematics	10/27/00
M13	Schedules	09/14/00
EO.1	Legend and Notes	09/13/00
EO.2	Legend and Notes	09/13/00
E1.1	Site Plan	10/16/00
E1.2	Underslab Plan	11/02/00
E5.1	Electrical Riser Diagram	10/17/00
E5.lA	Electrical Service Diagrams	10/17/00
E5.1B	Riser Diagram	11/09/00
E5.1C	Riser Diagram	11/09/00

PROJECT:     MAPINFO- PHASE II AT RPI TECH PARK

                 1 GLOBAL VIEW

                 NORTH GREENBUSH, NY 12180

                 BARON PROJECT # 334

ATTACHMENT B

CONSTRUCTION SPECIFICATIONS
MASTER
March 23, 2001
Specification No.	Title	Date
	Soils Report by Vernon Hoffman PE	09/6/00
01091	Sitework Definitions	10/31/00
02100	Site Preparation	10/31/00
02200	Earthwork	10/31/00
02221	Trenching, Backfilling & Compacting	10/31/00
02272	Construction Fabrics	10/31/00
02275	Rip-rap	10/31/00
02279	Temporary Slope Protection & Erosion Control	10/31/00
02320	Structural Excavation, Backfill & Compaction (Bldg area)	11/11/00
02513	Asphaltic Concrete Paving	10/31/00
02520	Portland Cement Concrete Paving	10/31/00
02525	Granite Curbing	10/31/00
02645	Hydrants & Hydrant Extensions	10/31/00
02661	Ductile Iron Pipe	10/31/00
02662	Ductile Iron Pipe Fittings	10/31/00
02663	Retainer Clamps, Tie Rods, & Retainer Glands	10/31/00
02720	Storm Sewer Systems	10/31/00
02894	Concrete Grid Pavers	10/31/00
02923	Soil Preparation & Soil Mixes	10/31/00
02936	Lawns	10/31/00
02950	Trees, Plants & Ground Cover	10/31/00
03300	Cast-in-Place Concrete	10/05/00
03320	Concrete Slab on Grade	10/05/00
03325	Concrete Slab on Metal Deck	10/05/00
05100	Structural Steel	10/05/00
05300	Metal Deck	10/05/00
05400	Cold-Formed Metal Framing	11/29/00
07110	Sheet Membrane Waterproofing	11/28/00
07250	Sprayed-on Fireproofing	11/28/00
07410	Insulated Metal Wall Panels	10/31/00
08410	Aluminum Entrances and Windowwalls	10/31/00
08520	Aluminum Windows	10/31/00
08920	Glazed Aluminum Curtain Walls	10/31/00
11160	Loading Dock Equipment	11/28/00
14240	Hydraulic Elevators	10/31/00
15786	Applied Rooftop Cooling Unit with Gas Heat-Variable Volume Application	10/31/00
M5.1	Mechanical Schedules Air Balancing	11/09/00

[Baron Construction Corp. letterhead]

March 26, 2001

MapInfo Corporation
1 Global View
Troy, New York 12180

Attn:     Mr. Joseph Gersuk, EVP/CFO

Re:       Building Addition - Phase II

          1 Global View

          Baron Job No. 334

Mr. Gersuk,

The following are the hourly rates for Baron Construction Corp. personnel for the positions indicated:

Construction Manager w/vehicle	$62.00/hr
Field Superintendent w/vehicle	$55.00/hr
Carpenter	$36.00/hr
Operator	$38.00/hr
Laborer	$30.00/hr

If you have any questions regarding this proposal please do not hesitate to call.

Sincerely,

/s/ Marc M. Marchessault

Marc M. Marchessault
Vice President